Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount Being Registered	Proposed Maximum Offering Price per Share	Amount of Registration Fee(7)
Units consisting of shares of Common Stock, par value $0.001 per share, and Warrants to purchase shares of Common Stock, par value $0.001 per share (1)(2)		—
Common Stock included as part of the Units (2)	$10,062,500	$—	$932.79
Warrants to purchase shares of Common Stock included as part of the Units (2)(3)	—	—	—
Shares of Common Stock issuable upon exercise of the Warrants (2)(4)	$10,062,500	$—	$932.79
Representative’s warrant to purchase common stock (2)(3)	—	—	—
Shares of common stock underlying representative’s warrant (2)(5)	$885,502	$—	$82.09
Shares of common stock registered on behalf of certain selling stockholders (2)(6)	$13,057,226	$—	$1.210.40
Total			$3,158.08

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”). Includes shares of common stock and/or warrants that are issuable upon the exercise of the underwriter’s over-allotment option.
(2)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(3)	In accordance with Rule 457(g) under the Securities Act, because the shares of the common stock underlying the warrants and representative’s warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.
(4)	There will be issued one warrant to purchase one share of common stock for every unit offered. The Warrants are exercisable at a per share price of 100% of the unit public offering price.
(5)	As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The warrants issued to Maxim Group LLC (or its designees), the representative of the underwriters, are exercisable at a per share exercise price equal to 110% of the public offering price. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the representative’s warrant is $6.05 (which is equal to 110% of $5.50).
(6)	Represents shares of common stock issuable to selling stockholders upon the exercise of certain warrants, and shares of common stock held by selling stockholders, in each case issued by the registrant in prior private placement offerings.
(7)	The registration fee of $3,158.08 was previously paid (an aggregate $3,379.16 was previously paid): $100.81 was paid with the filing of the Form S-1 on February 12, 2022; an additional $2,730.40 was paid upon the filing of Amendment No. 2 on March 22, 2022; an additional $266.51 was paid upon the filing of Amendment No. 4; an additional $289.97 was paid upon the filing of Amendment No. 5.